Exhibit 99.1

First National Lincoln Corporation Authorizes Stock Repurchase Program

DAMARISCOTTA, ME., August 16, 2007 – First National Lincoln Corporation (Nasdaq NM: FNLC), today announced that its Board of Directors has authorized the repurchase of up to 300,000 shares of the Company’s common stock or approximately 3.1% of the outstanding shares. The new buyback program will commence immediately.

“Repurchasing our shares continues to be in the best interest of our shareholders,” noted Daniel R. Daigneault, FNLC’s President and Chief Executive Officer. “FNLC’s Board of Directors sees stock repurchases as an appropriate use of capital, and with the recent decline in stock prices for the banking industry, this is an excellent time to re-up our program and increase the number of shares we are interested in repurchasing.

“Under the last buyback program announced in July of 2006, the Company repurchased more than 126,000 shares,” President Daigneault continued. “This new program will allow us to continue repurchasing stock if it becomes available and makes sense for the Company at that time. It is also an excellent method to make shares available for our dividend reinvestment plan and employee stock programs without diluting the existing shares outstanding.

“The second quarter of 2007 was a good quarter for FNLC,” President Daigneault concluded. “Despite continued margin compression, we saw good growth in earning assets which in turn led to increased net interest income. Our efficiency ratio continues to improve, and our retained earnings provide us with additional capital to deploy. We feel with this buyback program allows us to effectively manage the Company’s capital – keeping sufficient capital to support future growth while making capital available for payment of dividends and share repurchases.”

The Company expects such repurchases to be effected from time to time, in the open market, in private transactions or otherwise, during a period of up to 24 months. The amount and timing of shares to be purchased will be subject to market conditions and will be based on several factors, including the price of the Company’s stock and the level of stock issuances under the Company’s employee stock plans. No assurance can be given as to the specific timing of the share repurchases or as to whether and to what extent the share repurchase will be consummated.

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from two offices in Lincoln and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, First National Lincoln Corporation’s Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.

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